EXHIBIT 10.3E

FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
BY AND BETWEEN
PACIFIC BIOMETRICS INC. AND RONALD R. HELM

This Fourth Amendment to Executive Employment Agreement (“Fourth Amendment”) is entered into by and between Pacific Biometrics, Inc., a Delaware corporation (the “Company”), and Ronald R. Helm (“Executive”).  This Fourth Amendment amends that certain Executive Employment Agreement dated June 1, 2005, as amended August 30, 2006, October 19, 2007 and October 1, 2008, by and between the Company and Executive (the “Agreement”), on the terms set forth below.  This Fourth Amendment shall be effective as of October 1, 2009 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.           Compensation.  Section 3 of the Agreement is revised to read in its entirety as follows:

“A.	Commencing October 1, 2009, Executive shall be paid a base salary of $300,000 per year payable in installments according to the Company’s regular payroll schedule.
“B.
Executive is eligible for an annual bonus of up to a 30 percent of his base salary, with up to 20 percent based on Company performance goals, as determined by the Compensation Committee, and up to an additional 10 percent based on individual performance goals, as determined by the Compensation Committee.

“C.	Executive is eligible to receive grants of stock options, restricted stock and other awards under the Company’s stock plan, as determined from time to time by the Compensation Committee.”

2.           Term and Termination.  Section 5A of the Agreement is revised to read as follows:

“A.	The term of this Agreement shall continue until September 30, 2011. Thereafter, the Agreement shall be renewed upon mutual agreement of Executive and the Company.”

3.           Restricted Stock Award and Stock Options.

(a)           Effective as of the Effective Date, the Company awards to Executive 100,000 shares of restricted stock, pursuant and subject to the terms of the Company’s 2005 Stock Incentive Plan.  The restricted shares shall vest in full on October 1, 2012, and are subject to forfeiture if Mr. Helm’s employment is terminated prior to such date.

(b)           Effective as of the Effective Date, the Company awards to Executive stock options to purchase 200,000 shares of common stock, pursuant and subject to the terms of the Company’s 2005 Stock Incentive Plan.  The stock options shall vest monthly over a period of three years beginning from the Effective Date and shall have an exercise price equal to the closing trading price on the Effective Date.

4.           No Other Amendments; Counterparts; Miscellaneous.  Except as expressly modified by this Fourth Amendment, all terms, conditions and provisions of the Agreement shall continue in full force and effect as though set forth in full herein, and shall apply to the construction of this Fourth Amendment.  The Agreement, as amended by this Fourth Amendment, may not be further modified or rescinded except in a writing signed by the parties.  This Fourth Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED by the parties hereto this 14th day of September, 2009, but effective as of the Effective Date.

/s/ Ronald R. Helm
Ronald R. Helm
Executive

/s/ Stanley L. Scholz
By: Stanley L. Schloz
Director and Chairman, Compensation Committee
Pacific Biometrics, Inc. Board of Directors